Exhibit 5.1

November 1, 2004

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have acted as counsel to Stereotaxis, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-8 (the “Registration Statement”) of 5,247,383 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which may be issued pursuant to the Stereotaxis, Inc. 1994 Stock Option Plan, the Stereotaxis, Inc. 2002 Stock Incentive Plan, the Stereotaxis, Inc. 2002 Non-Employee Directors’ Stock Plan and the Stereotaxis, Inc. 2004 Employee Stock Purchase Plan.

As counsel for the Company, we have examined such corporate records of the Company and such other instruments considered such other matters of law as we deemed necessary for the purposes of this opinion. On the basis of the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance, and when issued, delivered and paid for in accordance with the applicable Plan, the Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BRYAN CAVE LLP